DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT ("Agreement"), effective as of the Effective Date (as defined below), is by and between Wilshire Mutual Funds, Inc., a Maryland corporation (“WMF”), Wilshire Variable Insurance Trust, a Delaware statutory trust (“WVIT” and together with “WMF” referred to as the “Client”), Compass Distributors, LLC, a Delaware limited liability company (“Compass”), and Foreside Fund Services, LLC, a Delaware limited liability company (“Distributor”).

WHEREAS, Compass is dissolving its status as a broker-dealer, and Distributor has agreed to assume all obligations through this Agreement, effective as of June 1, 2023 (the “Effective Date”).

Effective as of the Effective Date, the Client and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the Client and Compass effective as of September 30, 2021 (the "Existing Agreement"), which are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

WILSHIRE MUTUAL FUNDS, INC.        FORESIDE FUND SERVICES, LLC

By: /s/ Jason Schwarz___________            By: /s/ Teresa Cowan________________
Name/title: Jason Schwarz, President            Teresa Cowan, President

WILSHIRE VARIABLE INSURANCE TRUST

By: /s/ Jason Schwarz____________
Name/title: Jason Schwarz, President

COMPASS DISTRIBUTORS, LLC

By: /s/ Teresa Cowan_____________
Teresa Cowan, President